BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

MINUTES OF THE EXTRAORDINARY AND ANNUAL GENERAL MEETING HELD ON APRIL 3, 2014

(Drafted in summarized form pursuant to Article 130, Paragraph 1 of Law 6.404/76)

DATE, TIME AND PLACE: April 3, 2014, at 11:00 a.m. at the Company’s registered offices at Rua Jorge Tzachel, 475in the city of Itajaí, state of Santa Catarina. ATTENDANCE: Shareholders representing 74.34% of the voting capital attended the meeting. representatives of the Company attending the meeting: the Global Chief Executive Officer, Cláudio Eugênio Stiller Galeazzi for the São Paulo corporate office; the Vice President – Finance and Investor Relations, Augusto Ribeiro Junior, the Vice President - Human Resources, Gilberto Orsato, and representing the members of the Fiscal Council, Attilio Guaspari. Also present were Messrs. Luiz Carlos Passetti and Ricardo Criscuolo Peçanha, representing Ernst & Young Terco Auditores Independentes S.S. and Marcus de Freitas Henriques of Escritório Carvalhosa & Eizirik Advogados. CONVENING NOTICE: Published in the Valor Econômico(national edition) newspapers on February 28, 2014, and on March 3 and 4, 2014, on March 5, 6 and 7, 2014, Diário Oficial do Estado de Santa Catarina(the Official Gazette of the State of Santa Catarina),  Diário Catarinense, on March 1, 3  e  4, 2014,  and. FINANCIAL STATEMENTS: Published in the Diário Oficial doEstado de Santa Catarina, in Valor Econômico(national edition) and in the Diário Catarinenseof February 28, 2014. CHAIR: Sérgio Ricardo Silva Rosa, Vice Chairman of the Board of Directors, and Edina Biava, Secretary.  AGENDA OF THE DAY:In an Extraordinary General Meeting – To amend the Corporate Bylaws to (i) complement item “d” and to include item “l” in Article 3, sole paragraph, modifying the activities that can be conducted by the Company in support of its corporate purpose; (ii) adapt the wording of Article 18, item 11, of Article 26 and include Article 27 as a result of the eatablishment of the statutory Audit Committee; (iii) adapt the wording of Article 20, caption sentence and Paragraph 3, and of Article 21, items 1, 2 and 4 and of articles 23 and 24 and paragraphs to reflect the change of position of the Global Chief Executive Officer; and (iv) renumber the chapters and articles subsequent to the aforementioned statutory amendments made pursuant to management’s proposal. In the Annual General Meeting – 1. To examine and vote the Management Report, the Financial Statements and other documents relating to the fiscal year ended December 31, 2013 and deliberate on the use of the Net Profit for such fiscal year; 2. To ratify the distribution of shareholders’ remuneration as decided by the Board of Directors; 3. To elect the Fiscal Council. In an Extraordinary General Meeting – 1. To ratify the appointment of members of the Board of Directors elected at the Board of Directors Meetings of November 14, 2013 and February 27, 2014;  2. To establish the annual and aggregate compensation of management and the members of the Fiscal Council; 3. To approve certain amendments to the Stock Options Plan; 4. To approve the Stock Options Performance Plan.

RESOLUTIONS: Initially, the shareholders attending the meeting resolved that the minutes were to be drafted in summarized format pursuant to the first paragraph of Article 130, Law 6404/76. Following discussion related to matters contained in the agenda of the day, the Company’s shareholders decided on a majority vote as follows, the votes against and abstentions being duly registered: In the EXTRAORDINARY GENERAL MEETING: 1. To amend the Corporate Bylaws to (i) complement item “d” and to include item “l” in Article 3, sole paragraph, modifying the activities that can be conducted by the Company in support of its corporate purpose; (ii) adapt the wording of Article 18, item 11, of Article 26 and include Article 27 as a result of the establishment of the statutory Audit Committee; (iii) adapt the wording of Article 20, caption sentence and Paragraph 3, and of Article 21, items 1, 2 and 4 and of articles 23 and 24 and paragraphs to reflect the change of position of the Global Chief Executive Officer; and (iv) renumber the chapters and articles subsequent to the aforementioned statutory amendments made pursuant to management’s proposal. The amended and restated Corporate Bylaws shall become an integral part of these minutes as Attachment I. In the ANNUAL GENERAL MEETING: 1. To approvethe Management Report, the Financial Statements and other documents relating to the fiscal year ended December 31, 2013 and decide on the use of theNet Income for the Fiscal Year 2013 in the following manner: from the Net Profit for such Fiscal Year in the amount of R$1,062,430,367.22, Actuarial Losses in the amount of R$ 42,315,900.00 shall be deducted. The remaining Net Income of R$ 1,020,114,467.22 shall be allocated as follows: (i) Legal Reserve – R$ 53,121,518.36; (ii) The amount allocated to Interest on Shareholders’ Capital – R$ 724,013,190.00; (iii) Reserve for Capital Increase – R$ 121,800,260.27; (iv) Reserve for tax credits – R$ 121,179,498.59. 2. Pursuant to the resolution adopted by the Board of Directors, to ratify the distribution of remuneration to the shareholders in the amount of R$ 724,018,821.80 (seven hundred and twenty-four million, eighteen thousand, eight hundred and twenty-one Reais and eighty centavos), corresponding to R$ 0.83147833 per share, payouts having taken place on August 15, 2013 (R$ 0.41225416 per share for the amount of R$ 359,000,000.00) and on February 14, 2014 (R$ 0.41922417 per share in the amount of R$ 365,018,821.80) in the form of interest on shareholders’ equity, with due retention of Withholding Tax pursuant to the current legislation, to be incorporated in the dividends payable for fiscal year 2013. 3. To elect the Fiscal Council, with term of office to run until the Annual General Meeting of 2015: (i) as effective member, as President of the Fiscal Council, ATTÍLIO GUASPARI, Brazilian, married, engineer, enrolled in the tax register (CPF) under number 610.204.868-72, Brazilian ID (RG) under number 19.799-6 issued by the Air Force Ministry, with commercial address at Rua Hungria, 1400, São Paulo – SP, and, as his alternate, AGENOR AZEVEDO DOS SANTOS, Brazilian, married, accountant, enrolled in the tax register (CPF) under number 383.239.407-97, Brazilian ID (CRC-RJ) number 43670-5, with commercial address at Rua Hungria, 1400, São Paulo – SP; (ii) as effective member, SUSANA HANNA STIPHAN JABRA, Brazilian, divorced, economist, enrolled in the tax register (CPF) under number 037.148.408-18, Brazilian ID (RG) under number 7.366.839-4 SSP/SP, with commercial address at Rua Hungria, 1400, 5th floor, São Paulo – SP; and as her alternate,  PAOLA ROCHA FERREIRA, Brazilian, married, engineer,  enrolled in the tax register (CPF) under number 081.786.107-60, Brazilian ID (RG) under number 10.754.129-4, with commercial address at Rua Hungria, 1400, 5th floor, São Paulo – SP; (iii) as effective member, DÉCIO MAGNO ANDRADE STOCHIERO, Brazilian, married, Business Manager, enrolled in the tax register (CPF) under number 279.497.881-00, Brazilian ID (RG) under number 733.275 SSP-DF, with commercial address at Rua Hungria, 1400, 5th floor, São Paulo – SP;  and as his alternate, TARCISIO LUIZ SILVA FONTENELE, Brazilian, married, lawyer, enrolled in the tax register (CPF) under number 265.672.021-49, Brazilian ID (OAB-DF) under number 5919, with commercial address at Rua Hungria, 1400, 5th floor, São Paulo – SP. The effective Councilors and alternates hereby elected declare that there exists no impediment whatsoever to the exercise of their respective functions, pursuant to Article 147 of Law 6.404/76.In the EXTRAORDINARY GENERAL MEETING: 1. To ratify the resolution adopted by the Meeting of the Board of Directors of November 14, 2013, which elected Simon Cheng as a member of the Board of Directors and the resolution adopted by the Meeting of the Board of Directors of February 27, 2014, when the Director, Simon Cheng tendered his resignation, was replaced by the appointed Director, EDUARDO SILVEIRA MUFAREJ, Brazilian, married, business administrator, enrolled in the tax register (CPF) under number 263.395.488-06, Brazilian ID (RG) under number 27.074.850-7 SSP/SP, with commercial address at Rua Hungria, 1400, 5th floor, São Paulo – SP . 2. To approve the total, annual and aggregate compensation of the Management of BRF in the amount of up toR$60 million, including additional compensation for the month of December 2014 in the amount corresponding to one month’s fee, at the same time, ensuring the payment of the minimum legal amount of10% of the average compensation of each Director as compensation of the members of the Fiscal Council pursuant to Article 162, Paragraph 3 of Law 6.404/76. 3. To approve certain amendments to the Stock Options Plan, which shall become a part of these minutes as Attachment II. 4. To approve the Stock Options Performance Plan which shall become a part of these minutes as Attachment III, in accordance with the explanations provided in the meeting. ATTACHED DOCUMENTS: 1. Amended and Restated Corporate Bylaws; 2. Stock Options Plan; 3. Stock Options Performance Plan, 4. Shareholders’ Attendance List. DOCUMENTS FILED WITH THE COMPANY: 1. Authorized instruments of term of office; 2. Voting declarations. CONCLUSION: These minutes, having been drafted, read and approved, were signed by those present. Sérgio Ricardo Silva Rosa, Chairman of the Meeting; Edina Biava – Secretary; Agreed and accepted by the lawyer: Marcus de Freitas Henriques - OAB/RJ (Brazilian Bar Association – Rio de Janeiro Chapter) number 95.317; Escritório Carvalhosa & Eizirik Advogados. The publication of these minutes was authorized omitting the signatures of the attending shareholders pursuant to Article 130, Paragraph 2 of Law 6.404/76. (I certify that these minutes are a copy of the original minutes drafted to the Number One Register of the Minutes of the Company’s Extraordinary and Annual General Meetings, folios 334 to 344).  Itajaí – SC, April 03, 2014.

Sérgio Ricardo Silva Rosa

Chairman of the General Shareholders’ Meeting

Vice Chairman of the Board of Directors

Edina Biava
Secretary

Marcus de Freitas Henriques
Escritório Carvalhosa & Eizirik Advogados - OAB/RJ 95.317